AMENDMENT TO THE
HALLIBURTON ANNUAL PERFORMANCE PAY PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2019

WHEREAS, Halliburton Company (the “Company”) has adopted and maintains the Halliburton Annual Performance Pay Plan, as amended and restated effective January 1, 2019 (the “Plan”) to reward management and other key employees of the Company;

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company has the authority pursuant to Article X of the Plan to amend the Plan;

WHEREAS, the Committee has determined that in order to further the purposes of the Plan it is in the best interest of the Company to amend the Plan in the form of this amendment (the “Amendment”) to expressly document and clarify (i) the scope of the discretion of the Committee in certain respects and (ii) the criteria that may be used in determining performance goals;

NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2022, as follows:

1.Section 2.1 of the Plan is hereby amended to delete the following definition:

i.“‘CVA Drivers’ shall mean such additional performance measures (either objective or subjective) as may be approved by the CEO from time to time to reinforce key operating and strategic goals important to the Company and its business units. Particular CVA Drivers may vary from business unit to business unit and from Participant to Participant within a particular business unit as deemed appropriate according to the needs of the applicable business unit.”

2.Section 2.1 of the Plan is hereby amended to add the following definitions as follows:

“‘Asset Turns’ shall mean the ratio of revenue divided by net invested capital, calculated in such manner as approved by the Compensation Committee in its sole and absolute discretion.

‘Company Asset Turns’ shall mean Asset Turns calculated on a consolidated basis.

‘Company NOPAT’ shall mean NOPAT calculated on a consolidated basis.

‘NOPAT’ shall mean net operating profit after taxes, calculated in such manner as approved by the Compensation Committee in its sole and absolute discretion.

‘Strategic Drivers’ shall mean such additional performance measures (either objective or subjective) as may be approved by the CEO from time to time to reinforce key operating and strategic goals important to the Company and its business units. Particular Strategic Drivers may vary from business unit to business unit and from Participant to Participant within a particular business unit as deemed appropriate according to the needs of the applicable business unit.”

3.The definition of CVA in Section 2.1 of the Plan is hereby amended to read as follows:

“‘CVA’ shall mean net operating profit after tax less a capital charge, calculated in such manner as approved by the Compensation Committee in its sole and absolute discretion.”

4.The definition of Performance Measures in Section 2.1 of the Plan is hereby amended to read as follows:

“‘Performance Measures’ shall mean the criteria used in determining Performance Goals for particular Participant Categories, which may include one or more of the following: Company NOPAT, Company Asset Turns, Company CVA and CVA Strategic Drivers.”

5.Section 5.5 of the Plan is hereby amended to add the following sentence at the end of such paragraph as follows:

“‘In addition, the Committee retains the authority to make such adjustments to the amount of the Reward as it determines, in its sole and absolute discretion, to be appropriate, and such adjusted amount shall constitute the Reward for purposes of Section 5.3.”

6.All references in the Plan to “CVA Drivers” shall be replaced with references to “Strategic Drivers.”

7.All other provisions of the Plan are hereby ratified and confirmed.